EXHIBIT 99(c)(2)

MARCH 4, 2003	Presentation to the Special Committee of TROY Group, Inc.

Confidential	Going Private Transaction – Fairness Analysis

Houlihan Lokey Howard & Zukin Financial Advisors 1930 Century Park West Los Angeles, California 90067 310-553-8871 www.hlhz.com
Los Angeles New York Chicago San Francisco Washington D.C. Minneapolis Dallas Atlanta London

Table of Contents

Executive Summary

Public Valuation Analysis

Company Overview and Current Situation

TROY Systems

TROY Wireless

Valuation Conclusions

Appendix: Synopses of Comparable Public Companies
TROY Systems
TROY Wireless

1

Executive Summary

THE TRANSACTION

ENGAGEMENT OVERVIEW

•                  Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) was retained on October 1, 2002 by the Independent Committee (the “Committee”) of the Board of Directors of TROY Group, Inc. (“TROY” or the “Company”) to provide a “Transaction and Alternative Analyses” in response to an offer by Patrick J. Dirk (“Dirk”) to acquire the shares of TROY which he and his immediate family do not own for $2.00 per share.

•                  The Dirk family currently owns approximately 6.2 million shares of common stock.  The Company’s ownership is represented by approximately 11.0 million shares of common stock issued and outstanding.

THE TRANSACTION

•                  Dirk has offered to acquire all shares of common stock of TROY which he and his family do not currently own for $2.70 per share.

•                  Dirk’s offer was the result of extensive negotiations between the Committee and the Committee’s legal and financial advisors on one hand and Dirk and his legal and financial advisors on the other hand.  Dirk has advised the Committee that the $2.70 per share offer is his final offer.  This offer follows three previous offers, described herein.

•                  The Committee has elected to recommend the offer of $2.70 per share, subject to the affirmative vote of a majority of the minority shareholders as well as other terms which are detailed in the Merger Agreement (defined herein).

•                  The recommendation of the Committee was based, in part, upon Houlihan Lokey’s conclusions that consideration in the amount of $2.70 per share was fair, from a financial point of view, to the holders of TROY’s common shares (other than those held by Dirk).

TIMELINE OF EVENTS

October 1, 2002	Houlihan Lokey was retained by the Independent Committee to analyze an offer by Dirk to acquire the outstanding shares of the Company for $2.00 per share.

October 15, 2002

TROY received an unsolicited offer from The Amara Group, Inc. to purchase all the outstanding shares of the Company for $2.50 per cash. The Committee and its advisors pursue the Amara Group offer to establish viability; however, the Amara Group never provides the requested information regarding its ability to execute a transaction. Further, the Amara Group proposal is for the Company, and not a minority interest.

November 5, 2002	The Amara Group announced its offer to acquire the Company’s shares for $2.50 per share.

In response to the Amara Group announcement TROY announced, among other items, that the Committee had been formed to consider a proposal by Patrick Dirk to purchase the remaining outstanding shares of TROY that he and his family do not own for $2.00.

November 20, 2002

Houlihan Lokey presented to the Committee a preliminary valuation of TROY’s two primary operating business segments (TROY Systems and TROY Wireless). This analysis was subject to further due diligence and adjustment for TROY’s non-operating assets. Based in part on this information, the Committee concluded that the $2.00 per share offer was inadequate.

Houlihan Lokey and a member of the Committee held a meeting with Dirk to reject the $2.00 offer as inadequate.

November 25, 2002	In a revised offer letter, Dirk proposed to acquire all the common shares of TROY which he and his family do not own for $2.50 per share.

The Company announced that it and its Board of Directors have been sued in Orange County Superior Court. The class action lawsuit declares that the directors breached their fiduciary duties by entering into an acquisition agreement with the Dirk family.

December 5 and 6, 2002

Houlihan Lokey presented the Committee with a revised valuation of TROY, including the two operating business segments of TROY as well as the value of the Company’s non- operating assets and liabilities. The conclusions of the December 5, 2002 analysis reflect a valuation of $3.01 to $3.33 per share. This valuation was adjusted on December 6, 2002, after clarification of the Company’s tax refund associated with its net operating loss. The resulting December 6, 2002 valuation was $2.84 to $3.16.

December 2002

The Committee and its counsel held sessions that resulted in the Committee communicating to Dirk that based on the information provided to the Committee as of that date the Committee believed that an offer consistent with the upper end of the range indicated by Houlihan Lokey’s December 6, 2002 analysis would be required to consummate a transaction.

In late December, Dirk increased his offer to acquire all the common shares of TROY to $2.60 per share.

Houlihan Lokey continued to refine its analysis to reflect its continued due diligence regarding the Company’s operations and non—operating assets.

December 30, 2002	TROY announced it would be de-listed from the NASDAQ at the opening of trading on December 31, 2002

January 4, 2003

Houlihan Lokey provided the Committee with an updated valuation of the Company, including the nonoperating assets, that reflected continued due diligence.  This update reflected a valuation in the amount of $2.83 to $3.13 per share, or nominal changes from the December 6, 2002 valuation. The changes from the December 6, 2002 conclusions were the result of more current information regarding the Company’s non-operating assets.

January 7, 2003

In a meeting with Dirk, his counsel and advisors, the Committee, its counsel and Houlihan Lokey, as well as Company management, Dirk verbally offered to acquire the remaining outstanding shares of the Company for $2.70 per share.

During this meeting Dirk and management indicated that the outlook for certain of the Company’s operating businesses had deteriorated, and that the forecast for TROY Wireless for 2003 had declined.

January 17, 2003

Houlihan Lokey conducted discussions with the Company’s Chief Financial Officer to understand the current outlook for the Company. In such, the outlook for the Company’s Wireless operations has declined since Houlihan Lokey’s initial due diligence and conclusions set forth on November 20, 2002, and the Company has used cash in each month, resulting in current cash balances that are below the level reflected in previous Houlihan Lokey conclusions. (See “Company Situation”)

January 19, 2003	The Committee, Houlihan Lokey, and the Committee’s counsel met to discuss the offer of $2.70 per share and the terms of a potential transaction.

Post - January 19, 2003	The Committee and Dirk negotiated final transaction terms, as reflected in the Merger Agreement.

PRICE VOLUME GRAPH

OFFER PREMIUM TO MARKET

					Implied Premium to
Date	Event	Spot Price	20-Day Average	Current Offer by Patrick Dirk	Spot Price	20-Day Average
11/5/02	Public announcement that Patrick Dirk has offered to purchase the outstanding shares of the Company	$2.19	$1.69	$2.70	23.3%	60.0%

12/30/02	Public announcement that TROY will be delisted from the NASDAQ	$1.55	$1.98	$2.70	74.2%	36.7%

2/28/03	Closing Price	$1.56	$1.60	$2.70	73.1%	68.7%

DUE DILIGENCE

In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•                  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

•                  visited the business offices of the Company;

•                  reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended November 30, 2001 and quarterly reports on Form 10-Q for the three quarters ended August 31, 2002, and draft financial statements for the fiscal year ended November 30, 2002, which the Company’s management has identified as being the most current financial statements available;

•                  reviewed the TROY Group, Inc. Financial Summary, Board of Directors Meeting presentation, dated January 16, 2003;

•                  reviewed internally prepared financial statements for the latest twelve months ended August 31, 2002 for each of TROY’s individual segments;

•                  reviewed forecasts and projections prepared by the Company’s management and outside consultants with respect to the Company, and its individual segments, for the fiscal years ended 2002 through 2007;

•                  reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

•                  reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•                  reviewed the draft merger agreement between ABC, Inc. and Blackbird, Inc., dated 2003 (the “Merger Agreement”) and prior drafts;

•                  reviewed the commitment letter from Comerica Bank – California to Dirk, dated November 26, 2002 and held discussions with a representative of Comerica Bank regarding the financing of a transaction;

•                  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•                  conducted such other studies, analyses and inquiries as we have deemed appropriate.

VALUATION CONCLUSIONS

(figures in millions, except per share values)

		Low		High
Enterprise Value
Troy Systems		$16.600	—	$19.200
Troy Wireless		4.800	—	7.200
Enterprise Value		21.400	—	26.400
Less: Debt		0.193	—	0.193
Equity Value		21.207		26.207

Nonoperating Assets/Liabilities:
Add: Cash and Cash Equivalents Balance(1)	5.779
Less: Required Capital Outlays(2)	(4.000)
Add: Corporate Life Insurance(3)	0.500
Add: Present Value of NOL	0.900
Total Nonoperating Assets/Liabilities		3.179	—	3.179

Adjusted Equity Value		$24.386	—	$29.386

Implied Per Share Value(4)		$2.22	—	$2.68

Dirk Offer			$2.70

(1) Source: Draft financial statements as of November 30, 2002.

(2) Includes $1.0 million for working capital requirements for TROY Wireless, $1.9 million for compounder equipment, $400,000 for ERP system and $700,000 for non-recurring payments including transaction costs and legal expenses.  Management expects transaction costs to be higher.

(3) Present Value of expected proceeds from corporate life insurance

(4) Common shares outstanding (in millions): 10.969657

Public Valuation Analysis

Confidential

PUBLIC VALUATION

	Spot Price	30 day average	60 day average	52 week high	52 week low	52 week average

Stock Price(1)	$1.56	$1.61	$1.67	$4.53	$1.40	$2.75

Premium	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

Implied Value	$1.95	$2.01	$2.08	$5.66	$1.75	$3.43

(1) As of February 28, 2003

STOCK TRADING AND VOLUME ANALYSIS: TROY SYSTEMS

	TROY Group	Color Imaging Inc	Delphax Technologies Inc	IFS Intl Hldgs Inc	Printronix Inc	Xerox Corp	Zebra Technologies Corp.	Average	Median
Exchange	OTC	OTC	NASDAQ	OTC	NASDAQ	NYSE	NASDAQ
Ticker	troy (4)	cimg	dlpx	ifsh	ptnx	xrx	zbra

Equity Analyst Coverage	0	0	1	0	1	12	7	4	1

Total Diluted Shares Outstanding (MM)	11.0	8.4	6.2	8.8	6.0	803.7	31.8	144.2	8.6

Stock Price as of February 27, 2003	$1.55	$1.00	$2.70	$0.01	$10.40	$8.70	$62.23	$14.17	$5.70

Market Value of Equity (MM)	$17.00	$8.44	$16.67	$0.11	$62.50	$6,991.93	$1,980.07	$1,509.95	$39.59

Public Float (MM)	4.8	1.2	5.0	5.5	4.3	736.2	27.1	129.9	5.2
% of Total Shares Outstanding	43.6%	14.3%	80.2%	61.9%	71.6%	91.6%	85.2%	67.4%	75.9%

Institutional Holdings (MM)(1)	1.0	0.0	0.8	0.0	2.7	665.8	24.7	115.7	1.8
% of Total Shares Outstanding	8.9%	0.0%	13.7%	0.1%	44.6%	82.8%	77.6%	36.5%	29.1%
% of Total Public Float	20.4%	0.0%	17.1%	0.1%	62.3%	90.4%	91.1%	43.5%	39.7%
No. of Institutional Holders(1)	9	0	8	1	24	614	302	0	0

Average Weekly Trading Volume (MM)(2)	0.02	0.02	0.04	0.06	0.04	20.84	1.67	3.8	0.0
% of Total Shares Outstanding	0.2%	0.3%	0.6%	0.6%	0.6%	2.5%	5.2%	1.6%	0.6%
% of Total Public Float	0.5%	1.9%	0.8%	1.0%	0.9%	2.8%	6.2%	2.3%	1.4%

Short Interest (MM)	0.000	0.000	0.008	0.000	0.003	66.420	1.353	11.297	0.006
Short Interest Ratio(3)	0.0	0.0	0.5	0.0	2.2	12.8	4.3	3.3	1.3
% of Total Shares Outstanding	0.0%	0.0%	0.1%	0.0%	0.1%	8.3%	4.3%	0.0	0.1%

Observations

•  No analyst reports or figures have been recently issued
•  Low institutional ownership

•  Low trading volume

•  Majority of shares held by insiders

•  Recently delisted from the NASDAQ

Conclusion

Public market may not reflect fair market value

(1)  Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)  Average weekly trading volume calculation is based on the last six months.

(3)  Short Interest Ratio for February 2003.

(4)  On December 31, 2002, TROY Group Inc. began trading on the OTC under the ticker TROYE.

STOCK TRADING AND VOLUME ANALYSIS: TROY WIRELESS

	TROY Group	Extended Systems Inc	Microtune Inc	Phazar Corp	Socket Communications Inc	Average	Median
Exchange	OTC	NASDAQ	NASDAQ	OTC	NASDAQ
Ticker	troy (4)	xtnd	tune	antp	sckt

Equity Analyst Coverage	0	1	4	0	0	1	1

Total Diluted Shares Outstanding (MM)	11.0	13.8	49.6	2.2	24.1	22.4	19.0

Stock Price as of February 27, 2003	$1.55	$1.57	$1.59	$1.89	$0.74	$1.45	$1.58

Market Value of Equity (MM)	$17.00	$21.70	$78.97	$4.12	$17.89	$30.67	$19.80

Public Float (MM)	4.8	10.4	39.3	1.9	21.6	18.3	16.0
% of Total Shares Outstanding	43.6%	75.2%	79.1%	87.7%	89.6%	82.9%	83.4%

Institutional Holdings (MM)(1)	1.0	0.6	24.6	0.0	0.2	6.3	0.4
% of Total Shares Outstanding	8.9%	4.3%	49.5%	0.0%	0.8%	13.7%	2.6%
% of Total Public Float	20.4%	5.7%	62.5%	0.0%	0.9%	17.3%	3.3%
# of Institutional Holders(1)	9	18	123	0	12	0	0

Average Weekly Trading Volume (MM)(2)	0.02	0.08	4.99	0.00	0.13	1.3	0.1
% of Total Shares Outstanding	0.2%	0.6%	10.0%	0.2%	0.5%	2.8%	0.6%
% of Total Public Float	0.5%	0.8%	12.7%	0.2%	0.6%	3.6%	0.7%

Short Interest (MM)	0.000	0.069	2.215	0.001	0.115	0.600	0.092
Short Interest Ratio(3)	0.0	7.5	3.9	4.2	5.0	5.2	4.6
% of Total Shares Outstanding	0.0%	0.5%	4.5%	0.0%	0.5%	0.0	0.5%

Observations

•  No analyst reports or figures have been recently issued

•  Low institutional ownership

•  Low trading volume

•  Majority of shares held by insiders

•  Recently delisted from the NASDAQ

Conclusion

Public market may not reflect fair market value

(1)  Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)  Average weekly trading volume calculation is based on the last six months.

(3)  Short Interest Ratio for February 2003.

(4)  On December 31, 2002, TROY Group Inc. began trading on the OTC on the ticker TROYE.

TROY DAILY PRICE / VOLUME GRAPH

SIGNIFICANT EVENTS

	Date	Press Release
A	December 18, 2001

TROY Systems and Pacific Mercantile Bank, a wholly owned subsidiary of Pacific Mercantile Bancorp, announced the establishment of an electronic banking relationship to process ACH and check conversion transactions.

B	January 14, 2002	TROY Group, Inc. announced that James W. Klingler has joined the Company as Chief Financial Officer.

C	February, 14 2002	TROY Systems and First National Bank of Omaha, a subsidiary of First National of Nebraska, announced an agreement creating a payment solutions partnership.

D	February 21, 2002	TROY Group, Inc. announced that it expects a first quarter 2002 net loss per share of ($0.01) to ($0.02) on revenues of approximately $13 million.

E	April 9, 2002	TROY Wireless introduced WindConnect bluetooth print adapter for use with Palm handhelds.

F	April 10, 2002	TROY Group, Inc. announced that it expects second quarter earnings of $0.01 per share on a fully diluted basis on revenues of $13.5 million.

G	April 25, 2002	TROY Group, Inc. announced that Franklin Bank, N.A. has implemented TROY’s StarACH application software as its ACH (Automated Clearing House) processing solution.

H	May 22, 2002

TROY Wireless and FieldSoftware Products, a provider of printing solutions for the Pocket PC and Windows CE, announced a new partnership to provide a hardware/software Bluetooth wireless printing solution for PocketPC handheld users.

I	June 11, 2002	TROY Systems introduced a new e-mail bill payment service offered in collaboration with Municipal Software Inc., a provider of financial application software.

J	June 12, 2002	TROY Systems introduced ChequeScribe 32, a Windows-based laser check printing software package tht is capable of creating checks in a secure, flexible and cost-effective manner.

K	June 25, 2002	TROY Wireless introduced the EtherPortal, a full-featured multifunction 802.11b wireless access point.

L	July 15, 2002	TROY Group, Inc. announced that it expects net income to be sequentially flat at $30,000 on revenues in the third quarter of $13.5 million to $14 million.

M	July 31, 2002

TROY Wireless and Stonestreet One, a provider of short-distance wireless and embedded technology solutions, announced that they both have available standard Bluetooth upper-level software for Texas Instruments’ TMS320C54x generation of digital signal processors (DSPs).

	Date	Press Release
N	August 13, 2002

TROY Wireless introduced EtherWind-Plus, an intelligent 802.1lb board-level product designed to allow OEMs to easily incorporate 802.1lb wireless connectivity and/or ethernet connectivity inside of their products.

O	August 27, 2002

TROY Group, Inc. announced that earnings for its third quarter, ending August 2002, are projected to be below the Company’s previously announced expectations. The Company expects to report a loss on a fully diluted basis of ($0.05) to ($0.08) per share, primarily due to continued consolidation costs.

P	October 14, 2002	TROY Group, Inc. shares fell sharply on news the Company delayed the filing of its their quarter 10-Q with the SEC.

Q	November 5, 2002

The Amara Group, Inc. announced that it has proposed a buyout offer to TROY Croup, Inc.’s Board of Directors. Amara seeks to acquire all the outstanding common shares of TROY or approximately 10.6 million shares for a total purchase price of $26.5 million. The offer is for a negotiated sale for $2.50 per share in cash.

R	November 25, 2002

A class action lawsuit was filed in Orange County Superior Court against TROY Group and its directors for breaching their fiduciary duties by entering into an acquisition agreement with the Dirk family

S	December 30, 2002	TROY Group, Inc. announced that Nasdaq will delist its common stock and its new ticker, TROYE, will be added to OTC security listing effective December 31, 2002

T	January 21, 2003	TROY Group, Inc. dismissed KPMG LLP as its independent public accountants and is in the process of selecting another public accounting firm.

U	February 7, 2003	TROY Group, Inc. announced that it had completed a formal engagement letter with McGladrey & Pullen LLP to serve as its independent public accountants, effective immediately.

Company Overview and Current Situation

THE COMPANY

•                  TROY Group, Inc. (“TROY” or the “Company”) is a worldwide provider of enterprise output solutions. The Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions.  TROY is the result of various mergers and acquisitions by a company originally founded in 1982.  The founding company adopted the TROY Group name and incorporated in California in 1996 and reincorporated in Delaware in May 1998.  The Company is organized under two primary business segments, TROY Systems and TROY Wireless.

•                  TROY Systems provides payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

•                  TROY Wireless provides hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.

•                  The Company’s common stock is listed on the OTC under the symbol TROYE.

SITUATION OVERVIEW

•                  The following highlights the Company’s recent performance as well as events impacting the common shares:

•                  The Company’s common stock was de-listed from the NASDAQ due to failure to file SEC Form 10-Q for the period ending August 31, 2002.  The failure to file the 10-Q is associated with a dispute between the Company’s current and past auditors regarding an inventory write-down.

•                  A shareholder class action lawsuit was filed against the Company and its Board of Directors.

•                  TROY Systems has been relatively stable with no material change in its outlook.

•                  TROY Wireless has continued to lose money and requires additional investment:

•                  Management anticipates continued losses from TROY Wireless over the next three years, with the loss in 2003 being slightly greater than that contemplated in the forecasts utilized by Houlihan Lokey.

•                  The market acceptance for the true “wireless” part of TROY Wireless has been much slower than anticipated, and the existing print server business still requires significant product support despite it being a declining market.

•                  Management anticipates further inventory write-downs in connection with the next audit, as slower market acceptance results in more obsolete inventory.

•                  Though TROY Wireless has recently been consolidated from three facilities into one, the associated inventory issues combined with the expected losses cause management to believe that TROY Wireless is not saleable at the present time.

•                  Management anticipates one more year of significant investment in TROY Wireless, after which either the division will be at least close to break even or other options will be considered.  If those other options were a wind-down, then the Company would likely have greater wind-down costs than proceeds from any liquidation.

TROY Systems

Confidential

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis

	Low		High
Market Approach
Market Multiple Methodology	$16.000	—	$17.400

Income Approach
Discounted Cash Flow Methodology - Exit Multiple	$17.100	—	$21.000

Results Summary

Enterprise Value, on a Minority Interest Basis	$16.600	—	$19.200

VALUATION CONSIDERATIONS

•                  The selected market multiples for TROY Systems takes into consideration the following:

•                  The publicly traded comparables are generally larger than TROY Systems in terms of revenues

•                  Profitability margins are similar to the comparables’

•                  TROY System no longer has a marketing affiliation of an exclusive nature with a major branded printer manufacturer.  Previously, TROY Systems had an exclusive relationship with HP to supply printing products.

•                  TROY Systems has invested minimal capital expenditures in the MICR toner market in the past three years.

•                  Houlihan Lokey considered the analyst coverage (or lack thereof), average trading volume, public float, and institutional ownership, of the comparable companies.  Houlihan Lokey noted that a majority of the comparable companies are thinly traded and lack analyst coverage; therefore, the public market value may not reflect fair market value.

•                  Xerox Corp. and Zebra Technologies Corp., which have relatively high equity coverage and trading volume, are larger in terms of size and more profitable.  Therefore, the multiples of these two companies represent a ceiling for any multiple selected for TROY Systems.

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,
	1999	2000	2001	2002	NFY +1 (2003)	NFY + 2 (2004)
Reported Revenue	$51.837	$43.156	$38.136	$41.400	$43.680	$47.455

Less: Cost of Goods Sold	NA	NA	NA	NA	27.251	29.375
Gross Profit	NA	NA	NA	NA	$16.429	$18.080
Less: Selling, General & Administrative	NA	NA	NA	NA	9.692	10.106
Less: Other Operating Expenses	NA	NA	NA	NA	4.586	4.708
Add: Depreciation and Amortization(1)	1.008	1.166	1.263	1.036	0.895	0.835
Add: Adjustments(2)	(1.770)	(3.503)	(4.465)	1.482	0.101	0.000

Adjusted EBITDA	$9.746	$4.108	$1.638	$3.918	$3.147	$4.101

Less: Depreciation and Amortization	1.008	1.166	1.263	1.036	0.895	0.835

Adjusted EBIT	$8.738	$2.942	$0.375	$2.882	$2.252	$3.266

Less: Interest Expense, net	NA	NA	NA	0.027	0.247	0.218
Adjusted Pre-tax Income	NA	NA	NA	$2.855	$2.005	$3.048
Less: Taxes @ 40.0%	NA	NA	NA	1.142	0.802	1.219

Adjusted Net Income	NA	NA	NA	$1.713	$1.203	$1.829

Add: Depreciation and Amortization	1.008	1.166	1.263	1.036	0.895	0.835

Adjusted Cash Flow	NA	NA	NA	$2.749	$2.098	$2.664

Footnotes:
(1) Includes corporate allocation for fiscal years 1999 through LTM 2001
(2) Adjustments:

Operating One-Time Charges/(Gains) (a)	$0.000	$0.000	$0.000	$1.482	$0.000	$0.000
Impairment of Long-Lived Assets	0.000	0.000	1.945	0.000	0.000	0.000
Corporate Allocation (b)	(1.770)	(3.503)	(6.410)	0.000	0.101	0.000
Total Adjustments	$(1.770)	$(3.503)	$(4.465)	$1.482	$0.101	$0.000

(a) One-time charges include allocated portion of private transaction costs, D&O deductible, rollback fees, and severance and closure costs.

(b) Corporate Allocation for projected periods is reflected as an adjustment in representative flows for FY 1999 to 2001. FY 2002 EBIT figure includes corporate allocation.

MARKET MULTIPLE METHODOLOGY

(figures in millions)

LTM (2002)(1)	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
Revenue	$41.400	0.50 x	—	0.50 x	$20.700	—	$20.700
EBITDA	$3.918	4.0 x	—	4.5 x	$15.670	—	$17.630
EBIT	$2.882	5.5 x	—	6.0 x	$15.850	—	$17.290
Net Income	$1.713	8.5 x	—	9.0 x	$14.560	—	$15.420
Cash Flow	$2.749	5.5 x	—	6.0 x	$15.120	—	$16.490

Median					$15.670	—	$17.290
Mean					$16.380	—	$17.506

Selected Enterprise Value Range, on a Minority Interest Basis					$16,000	—	$17,400

(1) Latest twelve months (2002) cash flows are higher than next fiscal year (2003) expected cash flows, as such, utilizing the LTM (2002) cash flows results in a higher valuation than would be the case using NFY (2003) cash flows.  Furthermore, few of the comparable companies have projected multiples for next fiscal year 2003.

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.3	65.8	x	11.8	x	11.1	x	NA		NA
Delphax Technologies Inc (2)	$28.5	17.2	x	26.3	x	41.0	x	NA		NA
IFS Intl Hldgs Inc (1)	$2.2	(1.0	)x	(0.8	)x	(0.7	)x	NA		NA
Printronix Inc (3)	$53.0	3.6	x	4.5	x	5.1	x	3.6	x	NA
Xerox Corp (4)	$21,019.9	9.5x		10.2	x	9.0	x	8.2	x	8.6	x
Zebra Technologies Corp. (3)	$1,669.5	13.8	x	15.2	x	14.8	x	11.1	x	9.8	x

Low		3.6	x	4.5	x	5.1	x	3.6	x	8.6	x
High		17.2	x	26.3	x	41.0	x	11.1	x	9.8	x

Median		11.6	x	11.8	x	11.1	x	8.2	x	9.2	x
Mean		11.0	x	13.6	x	16.2	x	7.6	x	9.2	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.3	1.06	x	0.50	x	0.51	x	NA		NA
Delphax Technologies Inc (2)	$28.5	0.69	x	0.54	x	0.51	x	0.44	x	NA
IFS Intl Hldgs Inc (1)	$2.2	0.24	x	0.28	x	0.52	x	NA		NA
Printronix Inc (3)	$53.0	0.32	x	0.36	x	0.38	x	NA		NA
Xerox Corp (4)	$21,019.9	1.15	x	1.24	x	1.31	x	1.35	x	1.32	x
Zebra Technologies Corp. (3)	$1,669.5	3.76	x	3.71	x	3.62	x	NA		NA

Low		0.24	x	0.28	x	0.38	x	0.44	x	1.32	x
High		3.76	x	3.71	x	3.62	x	1.35	x	1.32	x

Median		0.88	x	0.52	x	0.52	x	0.90	x	1.32	x
Mean		1.20	x	1.11	x	1.14	x	0.90	x	1.32	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$15.3	(157.8	)x	22.2	x	18.7	x	NA		NA
Delphax Technologies Inc (2)	$28.5	36.7	x	(35.1	)x	(18.2	)x	NA		NA
IFS Intl Hldgs Inc (1)	$2.2	(0.6	)x	(0.6	)x	(0.6	)x	NA		NA
Printronix Inc (3)	$53.0	8.5	x	15.3	x	19.5	x	7.4	x	NA
Xerox Corp (4)	$21,019.9	21.3	x	28.6	x	17.2	x	15.0	x	14.0	x
Zebra Technologies Corp. (3)	$1,669.5	15.5	x	17.7	x	16.7	x	12.1	x	10.6	x

Low		8.5	x	15.3	x	16.7	x	7.4	x	10.6	x
High		21.3	x	28.6	x	19.5	x	15.0	x	14.0	x

Median		15.5	x	20.0	x	18.0	x	12.1	x	12.3	x
Mean		15.1	x	21.0	x	18.0	x	11.5	x	12.3	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc (1)	$15.3	1.18	x	0.78	x	0.91	x	NA	NA
Delphax Technologies Inc (2)	$28.5	0.85	x	0.75	x	0.78	x	NA	NA
IFS Intl Hldgs Inc (1)	$2.2	0.29	x	0.53	x	0.51	x	NA	NA
Printronix Inc (3)	$53.0	0.57	x	0.64	x	0.66	x	NA	NA
Xerox Corp (4)	$21,019.9	0.79	x	0.89	x	0.95	x	NA	NA
Zebra Technologies Corp. (3)	$1,669.5	7.69	x	7.25	x	7.20	x	NA	NA

Low		0.29	x	0.53	x	0.51	x
High		7.69	x	7.25	x	7.20	x

Median		0.82	x	0.77	x	0.85	x
Mean		1.89	x	1.81	x	1.84	x

Footnotes:

(1) No projections available.

(2) Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3) Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4) Projected financial figures are based on the average of several analyst reports.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$8.4	(39.6	)x	45.6	x	31.9	x	NA		NA
Delphax Technologies Inc (2)	$16.7	45.2	x	(21.7	)x	(12.6	)x	NA		NA
IFS Intl Hldgs Inc (1)	$0.1	(0.0	)x	(0.0	)x	(0.0	)x	NA		NA
Printronix Inc (3)	$62.5	15.2	x	27.1	x	23.5	x	13.7		NA
Xerox Corp (4)	$6,991.9	30.4	x	47.8	x	19.0	x	14.0	x	11.4	x
Zebra Technologies Corp. (3)	$1,980.1	27.7	x	31.6	x	28.8	x	22.8	x	20.1	x

Low		15.2	x	27.1	x	19.0	x	13.7	x	11.4	x
High		45.2	x	47.8	x	31.9	x	22.8	x	20.1	x

Median		29.1	x	31.6	x	26.2	x	14.0	x	15.7	x
Mean		29.6	x	35.5	x	25.8	x	16.8	x	15.7	x

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc (1)	$8.4	1.86	x	1.11	x	1.63	x	NA	NA
Delphax Technologies Inc (2)	$16.7	1.01	x	1.06	x	1.13	x	NA	NA
IFS Intl Hldgs Inc (1)	$0.1	(0.04	)x	(0.01	)x	(0.02	)x	NA	NA
Printronix Inc (3)	$62.5	0.92	x	0.91	x	0.91	x	NA	NA
Xerox Corp (4)	$6,991.9	2.96	x	18.65	x	16.53	x	NA	NA
Zebra Technologies Corp. (3)	$1,980.1	5.70	x	5.14	x	4.43	x	NA	NA

Low		0.92	x	0.91	x	0.91	x
High		5.70	x	18.65	x	16.53	x

Median		1.86	x	1.11	x	1.63	x
Mean		2.49	x	5.37	x	4.93	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$8.4	72.6	x	10.7	x	10.2	x	NA		NA
Delphax Technologies Inc (2)	$16.7	13.4	x	14.8	x	17.9	x	NA		NA
IFS Intl Hldgs Inc (1)	$0.1	(0.1	)x	(0.1	)x	(0.1	)x	NA		NA
Printronix Inc (3)	$62.5	5.0	x	5.8	x	6.0	x	5.1	x	NA
Xerox Corp (4)	$6,991.9	4.8	x	4.7	x	4.7	x	4.2	x	4.2
Zebra Technologies Corp. (3)	$1,980.1	23.4	x	25.3	x	24.2	x	19.8	x	17.7	x

Low		4.8	x	4.7	x	4.7	x	4.2	x	4.2	x
High		23.4	x	25.3	x	24.2	x	19.8	x	17.7	x

Median		9.2	x	10.7	x	10.2	x	5.1	x	11.0	x
Mean		11.6	x	12.3	x	12.6	x	9.7	x	11.0	x

Footnotes:

(1) No projections available

(2) Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3) Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4) Projected financial figures are based on the average of several analyst reports.

RISK RANKINGS

Size (Revenue, millions)

Xerox Corp	$15,985.0
Zebra Technologies Corp.	$460.9
Printronix Inc	$140.0
Delphax Technologies Inc	$56.1
Troy Group Inc. (Systems)	$41.4
Color Imaging Inc	$29.8
IFS Intl Hldgs Inc	$4.2

Historical Growth (2-Year EBITDA)

Color Imaging Inc	NMF
IFS Intl Hldgs Inc	NMF
Delphax Technologies Inc	219.9%
Troy Group Inc. (Systems)	-2.3%
Zebra Technologies Corp.	-4.3%
Xerox Corp	-15.5%
Printronix Inc	-28.8%

Profitability (EBITDA to Revenue)

Zebra Technologies Corp.	24.5%
Xerox Corp	14.6%
Troy Group Inc. (Systems)	9.5%
Printronix Inc	7.4%
Color Imaging Inc	4.7%
Delphax Technologies Inc	1.2%
IFS Intl Hldgs Inc	-73.0%

Size (Enterprise Value, millions)

Xerox Corp	$21,019.9
Zebra Technologies Corp.	$1,669.5
Printronix Inc	$53.0
Delphax Technologies Inc	$28.5
Color Imaging Inc	$15.3
IFS Intl Hldgs Inc	$2.2

Historical Growth (1-Year EBITDA)

IFS Intl Hldgs Inc	NMF
Color Imaging Inc	3801.3%
Troy Group Inc. (Systems)	139.2%
Printronix Inc	33.8%
Xerox Corp	24.4%
Zebra Technologies Corp.	-18.0%
Delphax Technologies Inc	-71.2%

Relative Depreciation (Depreciation to EBITDA)

Delphax Technologies Inc	324.8%
Printronix Inc	73.9%
Xerox Corp	47.6%
Color Imaging Inc	40.8%
Troy Group Inc. (Systems)	26.4%
Zebra Technologies Corp.	11.7%
IFS Intl Hldgs Inc	NMF

Historical Growth (2-Year Revenue)

Color Imaging Inc	633.6%
Delphax Technologies Inc	34.9%
Zebra Technologies Corp.	5.8%
Troy Group Inc. (Systems)	-2.1%
Xerox Corp	-5.4%
Printronix Inc	-12.2%
IFS Intl Hldgs Inc	-22.4%

Projected Growth (1-Year EBITDA)

Zebra Technologies Corp.	37.0%
Printronix Inc	25.3%
Xerox Corp	23.8%
Troy Group Inc. (Systems)	-19.7%
Color Imaging Inc	NA
Delphax Technologies Inc	NA
IFS Intl Hldgs Inc	NA

Internal Investment (Capital Expenditures to Revenue)

Color Imaging Inc	3.8%
Printronix Inc	2.7%
Troy Group Inc. (Systems)	1.6%
Zebra Technologies Corp.	1.5%
Delphax Technologies Inc	1.2%
Xerox Corp	1.1%
IFS Intl Hldgs Inc	-0.2%

Historical Growth (1-Year Revenue)

Color Imaging Inc	152.1%
Delphax Technologies Inc	22.3%
IFS Intl Hldgs Inc	17.9%
Troy Group Inc. (Systems)	8.6%
Zebra Technologies Corp.	-6.6%
Printronix Inc	-7.2%
Xerox Corp	-9.3%

Profitability (Gross Margin)

Delphax Technologies Inc	51.5%
IFS Intl Hldgs Inc	51.1%
Zebra Technologies Corp.	47.1%
Xerox Corp	41.7%
Printronix Inc	34.7%
Color Imaging Inc	15.8%
Troy Group Inc. (Systems)	NA

Liquidity (Current Ratio)

Troy Group Inc. (Systems)	NA
Zebra Technologies Corp.	11.8
Printronix Inc	3.1
Xerox Corp	1.5
Delphax Technologies Inc	1.4
Color Imaging Inc	1.3
IFS Intl Hldgs Inc	0.2

Projected Growth (1-Year Revenue)

Color Imaging Inc	NA
IFS Intl Hldgs Inc	NA
Printronix Inc	NA
Zebra Technologies Corp.	NA
Delphax Technologies Inc	24.5%
Troy Group Inc. (Systems)	5.5%
Xerox Corp	-8.8%

Profitability (EBIT to Revenue)

Zebra Technologies Corp.	21.6%
Xerox Corp	7.6%
Troy Group Inc. (Systems)	7.0%
Color Imaging Inc	2.8%
Printronix Inc	1.9%
Delphax Technologies Inc	-2.8%
IFS Intl Hldgs Inc	-90.9%

Leverage (Debt to EV)

Zebra Technologies Corp.	0.0%
Printronix Inc	29.7%
Color Imaging Inc	45.6%
Delphax Technologies Inc	48.4%
Xerox Corp	74.6%
IFS Intl Hldgs Inc	97.6%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003(1)	2004	2005	2006	2007
Revenue	$32.760	$47.455	$51.726	$55.864	$60.892
Growth		44.9%	9.0%	8.0%	9.0%
EBIT	$1.689	$3.266	$3.863	$4.697	$5.163
Less: Taxes	0.676	1.306	1.545	1.879	2.065
Debt-Free Earnings	$1.013	$1.959	$2.318	$2.818	$3.098
Less: Capital Expenditures	(0.863)	(0.650)	(0.650)	(0.650)	(0.650)
Less: Working Capital Requirements @ (2)	(0.694)	(0.839)	(0.949)	(0.919)	(1.116)
Add: Depreciation and Amortization	0.671	0.835	0.849	0.792	0.804
Total Net Investment	$(0.885)	$(0.654)	$(0.750)	$(0.777)	$(0.962)
Net Debt-Free Cash Flows:	$0.128	$1.305	$1.568	$2.042	$2.136
Discount Period	0.38	1.25	2.25	3.25	4.25
Discount Factor @ 14.5%	0.95	0.84	0.74	0.64	0.56
Present Value of Net Debt-Free Cash Flows:	$0.122	$1.102	$1.156	$1.315	$1.201

Sensitivity Analysis: Enterprise Value

Discount Rate	Terminal Multiple
	3.5 x	4.0 x	4.5 x	5.0 x	5.5 x
10.0%	$18.749	$20.646	$22.543	$24.440	$26.337
10.5%	$18.398	$20.254	$22.111	$23.967	$25.824
11.0%	$18.054	$19.872	$21.689	$23.506	$25.323
11.5%	$17.720	$19.498	$21.277	$23.056	$24.835
12.0%	$17.393	$19.134	$20.876	$22.617	$24.358
12.5%	$17.074	$18.779	$20.484	$22.189	$23.894
13.0%	$16.763	$18.432	$20.102	$21.771	$23.440
13.5%	$16.459	$18.094	$19.728	$21.363	$22.998
14.0%	$16.162	$17.763	$19.364	$20.965	$22.566
14.5%	$15.873	$17.441	$19.009	$20.577	$22.145
15.0%	$15.590	$17.126	$18.662	$20.198	$21.734
15.5%	$15.314	$16.818	$18.323	$19.827	$21.332
16.0%	$15.044	$16.518	$17.992	$19.466	$20.940

Range of Selected Enterprise Values	$17.100	—	$21.000

DCF Assumptions
Discount Rate	14.5%
Tax Rate	40.0%

Terminal Value Assumptions
Terminal EBITDA (2007)	$5.966
Terminal Multiple	4.5 x
Terminal Value	$26.849
Discount Period	4.75
Discount Factor @ 14.5%	0.53
PV of Terminal Value	$14.112

Distribution of Value
Period Cash Flow	25.8%
Terminal Cash Flow	74.2%
Total	100.0%

Implied Analyses
LTM EBITDA Multiple	4.9x
NFY EBITDA Multiple	6.1x
Implied Gordon Growth Rate	6.1%

Footnotes:

(1) For the 9 months ended November 30, 2003

(2) Per Management.

COMPARABLE TRANSACTION MULTIPLES(1)

(figures in millions)

Announced	Effective	Target	Target Industry Segment	Acquiror	EV	LTM EV Multiples			5-Day Premium
						Revenue	EBITDA	EBIT
3/20/02	3/20/02	United Computer Supplies Inc	Prints business forms and small roll products	Impreso Inc	$7.6	0.25

3/18/02	5/13/02	Potlatch Corp [Potlatch Coated Paper Operations]	Provides coated paper printing services	Sappi Ltd	$480.0	1.03

12/3/01	12/21/01	Xerox Corp [North American assets of Delphax System]	Manufactures and distributes print engines, print management software, and related products	Check Technology Corp	$16.8	0.43	(1.1)	(0.9)

11/15/01	1/24/02	ENCAD Inc	Designs, develops, manufactures, and markets wide-format, color ink-jet printer systems	Eastman Kodak Co	$14.7	0.16	(4.1)	(2.1)	32.5%

11/13/01	12/3/01	Amberley Group Plc [Bousfield Ltd]	Manufactures and supplies of printing inks, coatings and materials	Bousfield Holdings Ltd	$12.2	0.23

5/31/01	5/31/01	Extended Systems Inc [Printing Solutions Operations]	Provides printing solutions to networks	TROY Group Inc	$1.8	0.10

Low	$1.8	0.10 x	NA	NA	32.5%
High	$480.0	1.03 x	NA	NA	32.5%
Median	$13.5	0.24 x	NA	NA	32.5%
Mean	$88.9	0.37 x	NA	NA	32.5%

Footnotes:

(1)       Transactions with announcement dates between 5/1/01 and 2/28/03 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

TROY Wireless
Confidential

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis
	Low		High
Market Approach
Market Multiple Methodology	$7.200	—	$8.600

Income Approach
Discounted Cash Flow Methodology - Exit Multiple	$4.800	—	$5.500

Liquidation Approach
Management estimate	$0.000	—	$0.000

Results Summary

Selected Enterprise Value, on a Minority Interest Basis	$4.800	—	$7.200

VALUATION CONSIDERATIONS

•                  The selected revenue multiples for TROY Wireless takes into consideration the following:

•                  TROY Wireless is relatively smaller than the comparables in terms of revenue; particularly regarding the true “wireless” revenues of TROY Wireless

•                  Historical one-year and two-year revenue growth are generally higher than that of the comparables

•                  TROY Wireless competes in an industry with companies that are larger and better financed, however, management has suggested that Intel recently shut down its competing business due to lack of viability

•                  Management anticipates continued losses from TROY Wireless over the next three years

•                  Business conditions and outlook for TROY Wireless have deteriorated over the past couple of months, causing there to be more forecasts risk than previously

•                  Losses from TROY Wireless have been higher than budgeted, and the 2003 loss will be higher than reflected in the forecast

•                  The higher losses result in working capital requirements being higher than anticipated

•                  Given the deteriorated outlook for TROY Wireless, Houlihan Lokey has selected a discount rate of 30 percent to reflect the risks associated with achieving the projected cash flows.  In addition, Houlihan Lokey is considering a liquidation approach for the division.

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,
	1999	2000	2001	2002	NFY +1 (2003)	NFY + 2 (2004)
Reported Revenue	$7.284	$9.154	$11.082	$13.100	$14.550	$15.807

Less: Cost of Goods Sold	NA	NA	NA	NA	9.015	9.706
Gross Profit	NA	NA	NA	NA	$5.535	$6.101
Less: Selling, General & Administrative	NA	NA	NA	NA	4.062	4.210
Less: Corporate Expenses	NA	NA	NA	NA	1.892	1.861
Add: Depreciation and Amortization (1)	0.165	0.514	0.796	0.292	0.236	0.199
Add: Adjustments (2)	(0.499)	(0.988)	1.881	(0.882)	0.029	0.000

Adjusted EBITDA	$0.472	$0.285	$(4.070)	$(4.574)	$(0.154)	$0.230

Less: Depreciation and Amortization	0.165	0.514	0.796	0.292	0.236	0.199

Adjusted EBIT	$0.307	$(0.229)	$(4.866)	$(4.282)	$(0.390)	$0.031

Less: Interest Expense, net	NA	NA	NA	NA	(0.043)	(0.106)
Adjusted Pre-tax Income	NA	NA	NA	NA	$(0.348)	$0.137
Less: Taxes @ 40.0%	NA	NA	NA	NA	(0.139)	0.055

Adjusted Net Income	NA	NA	NA	NA	$(0.209)	$0.082

Add: Depreciation and Amortization	0.165	0.514	0.796	0.292	0.236	0.199

Adjusted Cash Flow	NA	NA	NA	NA	$0.027	$0.281

Footnotes:

(1) Includes allocation of corporate for fiscal years 1999 through LTM 2001

(2) Adjustments:

Operating One-Time Charges/(Gains) (a)	$0.000	$0.000	$0.000	$0.418	$0.000	$0.000
Impairment of Long-Lived Assets	0.000	0.000	3.689	0.000	0.000	0.000
Corporation Allocation (b)	(0.499)	(0.988)	(1.808)	(1.300)	0.029	0.000
Total Adjustments	$(0.499)	$(0.988)	$1.881	$(0.882)	$0.029	$0.000

(a) One-time charges include allocated portion of private transaction costs, D&O deductible, rollback fees, and severance and closure costs.

(b) Corporate Allocation for projected periods is reflected as an adjustment in representative flows for FY 1999 to 2001. FY 2002 EBIT figure includes corporate allocation.

MARKET MULTIPLE METHODOLOGY

(figures in millions)

LTM	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
Revenues	$13.100	0.65 x	—	0.75 x	$8.520	—	$9.830

NFY (2003)
Revenues	$14.550	0.40 x	—	0.50 x	$5.820	—	$7.280

Selected Enterprise Value Range, on a Minority Interest Basis	$7.200	—	$8.600

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$18.72	(2.0	)x	(3.3	)x	(4.8	)x	(40.1	)x	NA
Microtune Inc (1)	$(55.80)	2.4	x	1.2	x	1.0	x	NA		NA
Phazar Corp (2)	$7.43	26.1	x	(7.5	)x	(58.0	)x	NA		NA
Socket Communications Inc (2)	$18.46	(6.7	)x	(4.5	)x	(12.0	)x	NA		NA

Low		26.1	x
High		26.1	x

Median		26.1	x
Mean		26.1	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$18.72	0.70	x	0.79	x	0.74	x	0.60	x	0.41x
Microtune Inc (1)	$(55.80)	(1.25	)x	(0.88	)x	(0.69	)x	(0.83	)x	NA
Phazar Corp (2)	$7.43	0.66	x	0.69	x	0.67	x	NA		NA
Socket Communications Inc (2)	$18.46	1.80	x	1.50	x	1.17	x	NA		NA

Low		0.66	x	0.69	x	0.67	x	0.60	x	0.41	x
High		1.80	x	1.50	x	1.17	x	0.60	x	0.41	x

Median		0.70	x	0.79	x	0.74	x	0.60	x	0.41	x
Mean		1.05	x	0.99	x	0.86	x	0.60	x	0.41	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$18.72	(1.5	)x	(2.2	)x	(3.0	)x	(18.1	)x	2.2	x
Microtune Inc (1)	$(55.80)	1.7	x	0.9	x	0.7	x	NA		NA
Phazar Corp (2)	$7.43	(32.2	)x	(4.7	)x	(10.4	)x	NA		NA
Socket Communications Inc (2)	$18.46	(5.0	)x	(3.0	)x	(5.1	)x	NA		NA

Low										2.2	x
High										2.2	x

Median										2.2	x
Mean										2.2	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$18.72	0.75	x	1.25	x	0.70	x	NA	NA
Microtune Inc (1)	$(55.80)	(0.69	)x	(0.34	)x	(0.33	)x	NA	NA
Phazar Corp (2)	$7.43	0.89	x	0.98	x	0.97	x	NA	NA
Socket Communications Inc (2)	$18.46	1.67	x	1.32	x	1.10	x	NA	NA

Low		0.75	x	0.98	x	0.70	x
High		1.67	x	1.32	x	1.10	x

Median		0.89	x	1.25	x	0.97	x
Mean		1.10	x	1.18	x	0.93	x

Footnotes:

(1) Projected financial figures are based on the average of several analyst reports.

(2) No projections available.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$21.70	(2.9x	)	(4.2x	)	(5.4x	)	(14.5x	)	4.0x
Microtune Inc (1)	$78.97	(4.0x	)	(2.1x	)	(1.6x	)	NA		NA
Phazar Corp (2)	$4.12	(13.0x	)	(3.9x	)	(7.3x	)	NA		NA
Socket Communications Inc (2)	$17.89	(8.0x	)	(4.9x	)	(8.1x	)	NA		NA

Low
High

Median
Mean

		Price / Net Book Value
	MVE	3-YR Avg.	FYE	LTM	NFY	NFY + 1
Extended Systems Inc (1)	$21.70	1.05x	2.18x	3.92x	NA	NA
Microtune Inc (1)	$78.97	0.74x	0.41x	0.46x	NA	NA
Phazar Corp (2)	$4.12	2.96x	4.36x	3.64x	NA	NA
Socket Communications Inc (2)	$17.89	3.10x	3.74x	24.57x	NA	NA

Low		0.74x	0.41x	0.46x
High		3.10x	4.36x	24.57x

Median		2.00x	2.96x	3.78x
Mean		1.96x	2.67x	8.15x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$21.70	(4.8x	)	(9.5x	)	(13.1x	)	(23.2x	)	NA
Microtune Inc (1)	$78.97	(8.0x	)	(3.6x	)	(3.9x	)	NA		NA
Phazar Corp (2)	$4.12	20.5x		(9.1x	)	148.7x		NA		NA
Socket Communications Inc (2)	$17.89	(14.1x	)	(11.4x	)	(157.4x	)	NA		NA

Low
High

Median
Mean

Footnotes:

(1) Projected financial figures are based on the average of several analyst reports.

(2) No projections available.

RISK RANKINGS

Size (Revenue, millions)

Microtune Inc	$81.4
Extended Systems Inc	$25.3
Socket Communications Inc	$15.8
Troy Group Inc. (Wireless)	$13.1
Phazar Corp	$11.1

Historical Growth (2-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NA

Profitability (EBITDA to Revenue)

Phazar Corp	-1.2%
Socket Communications Inc	-9.7%
Extended Systems Inc	-15.4%
Troy Group Inc. (Wireless)	-34.9%
Microtune Inc	-65.7%

Size (Enterprise Value, millions)

Extended Systems Inc	$18.7
Socket Communications Inc	$18.5
Phazar Corp	$7.4
Microtune Inc	$(55.8)

Historical Growth (1-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Relative Depreciation (Depreciation to EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Historical Growth (2-Year Revenue)

Microtune Inc	NMF
Socket Communications Inc	33.9%
Troy Group Inc. (Wireless)	19.6%
Phazar Corp	17.3%
Extended Systems Inc	-2.8%

Projected Growth (1-Year EBITDA)

Extended Systems Inc	NMF
Troy Group Inc. (Wireless)	NMF
Microtune Inc	NA
Phazar Corp	NA
Socket Communications Inc	NA

Internal Investment (Capital Expenditures to Revenue)

Microtune Inc	6.3%
Troy Group Inc. (Wireless)	5.0%
Socket Communications Inc	1.8%
Phazar Corp	1.4%
Extended Systems Inc	0.6%

Historical Growth (1-Year Revenue)

Troy Group Inc. (Wireless)	18.2%
Socket Communications Inc	6.8%
Microtune Inc	-10.9%
Extended Systems Inc	-22.9%
Phazar Corp	-28.2%

Profitability (Gross Margin)

Troy Group Inc. (Wireless)	NA
Extended Systems Inc	80.3%
Socket Communications Inc	39.0%
Phazar Corp	29.9%
Microtune Inc	23.3%

Liquidity (Current Ratio)

Microtune Inc	7.2
Troy Group Inc. (Wireless)	4.5
Phazar Corp	1.6
Extended Systems Inc	1.1
Socket Communications Inc	1.1

Projected Growth (1-Year Revenue)

Extended Systems Inc	30.3%
Troy Group Inc. (Wireless)	11.1%
Phazar Corp	NA
Socket Communications Inc	NA
Microtune Inc	7.0%

Profitability (EBIT to Revenue)

Phazar Corp	-6.4%
Socket Communications Inc	-22.9%
Extended Systems Inc	-24.7%
Troy Group Inc. (Wireless)	-32.7%
Microtune Inc	-101.8%

Leverage (Debt to EV)

Microtune Inc	0.0%
Extended Systems Inc	5.7%
Socket Communications Inc	10.7%
Phazar Corp	49.2%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003 (1)	2004	2005	2006	2007
Revenue	$10.913	$15.807	$17.513	$20.524	$24.117
Growth	-16.7%	44.9%	10.8%	17.2%	17.5%

EBIT	($0.293)	$0.031	$0.712	$0.789	$0.719
Less: Taxes	(0.117)	0.012	0.285	0.316	0.288
Debt-Free Earnings	$(0.176)	$0.018	$0.427	$0.473	$0.432
Less: Capital Expenditures	(0.038)	(0.050)	(0.050)	(0.050)	(0.050)
Less: Working Capital Requirements @ (1)	0.427	(0.280)	(0.379)	(0.669)	(0.798)
Add: Depreciation and Amortization	0.177	0.199	0.050	0.120	0.152
Total Net Investment	$0.567	$(0.130)	$(0.379)	$(0.600)	$(0.697)
Net Debt-Free Cash Flows:	$0.391	$(0.112)	$0.048	$(0.126)	$(0.265)
Discount Period	0.38	1.25	2.25	3.25	4.25
Discount Factor @ 30.0%	0.91	0.72	0.55	0.43	0.33
Present Value of Net Debt-Free Cash Flows:	$0.354	$(0.081)	$0.027	$(0.054)	$(0.087)

Sensitivity Analysis: Enterprise Value

Discount Rate	Terminal Multiple
	0.65 x	0.70 x	0.75 x	0.80 x	0.85 x
28.0%	$5.005	$5.379	$5.752	$6.125	$6.499
29.0%	$4.833	$5.193	$5.552	$5.912	$6.272
30.0%	$4.668	$5.015	$5.362	$5.708	$6.055
31.0%	$4.510	$4.845	$5.179	$5.514	$5.848
32.0%	$4.359	$4.682	$5.004	$5.327	$5.650

Range of Selected Enterprise Values	$4.800	—	$5.500

DCF Assumptions
Discount Rate	30.0%
Tax Rate	40.0%

Terminal Value Assumptions
Terminal Revenue (2007)	$24.117
Terminal Multiple	0.75 x
Terminal Value	$18.088
Discount Period	4.75
Discount Factor @ 30.0%	0.29
PV of Terminal Value	$5.202

Distribution of Value
Period Cash Flow	3.0%
Terminal Cash Flow	97.0%
Total	100.0%

Implied Analyses
LTM EBITDA Multiple	NMF
NFY EBITDA Multiple	NMF
Implied Gordon Growth Rate	31.9%

Footnotes:

(1) For the 9 months ended November 30, 2003

(2) Per Management.

COMPARABLE TRANSACTION MULTIPLES(1)

(figures in millions)

Announced	Effective	Target	Target Industry Segment	Acquiror	EV	LTM EV Multiples						5-Day Premium
						Revenue		EBITDA		EBIT
2/20/03		STM Wireless Inc	Makes and provides wireless-based satellite communications infrastructure	Sloan Capital Partners LLC	$12.8	0.61	x	(3.5	)x	(2.6	)x

11/14/02	11/14/02	Invisinet Inc	Provides wireless products and services focused on the implementation of a wireless network and strategic network planning and consulting	WPCS International Inc	$2.2	1.53	x	(12.0	)x	(3.0	)x

6/11/02	10/1/02	eMobile Data Corp	Develops software solutions for real-time integrated field service and wireless, Web-served dispatching, scheduling and Next Generation Mobile Workforce Automation.	Itron Inc	$4.9	4.09	x	(3.1	)x	(3.0	)x

5/29/02	7/18/02	SignalSoft Corp	Develops wireless location services	Openwave Systems Inc	$10.8	0.60	x	(0.4	)x	(0.3	)x	115.2%

5/28/02	9/3/02	ViaFone Inc	Provides mobile enterprise application software	Extended Systems Inc	$36.7	28.43	x	(2.8	)x	(2.7	)x

3/1/02	6/18/02	Condat AG	Provides wireless applications and system integration services	Texas Instruments Inc	$87.8	4.31	x	30.6	x	50.5	x	150.8%

1/17/02	3/26/02	Proxim Inc	Designs, markets, and manufactures wireless local area networking products based on radio frequency technology	Western Multiplex Corp	$116.7	1.14	x					-59.4%

12/17/01	6/26/02	Conexant Systems Inc	Manufactures wireless equipment	Alpha Industries Inc	$739.9	2.84	x	(3.0	)x	(2.3	)x

10/29/01	12/3/01	Transilica Inc	Develops system-on-chip products for short rnage wireless applications	Microtune Inc	$190.5	634.97	x	(11.1	)x	(10.6	)x

1/23/01	9/7/01	Gemstar Communications Inc	Manufactures wireless communications equipment	SIRIT Technologies Inc	$2.4	120.50	x	(3.1	)x	(2.4	)x	28.6%

11/15/00	1/19/01	Xypoint Corp	Develops wireless location technology that enables carriers to locate mobile devices and protect privacy	TeleCommunication Systems Inc	$67.1	10.44	x	(9.5	)x	(7.7	)x

10/26/00	2/7/01	Corsair Communications Inc	Provides software and systems solutions for the global wireless industry	Lightbridge Inc	$126.0	1.85	x	6.0	x	7.0	x	10.3%

7/13/00		LogiMetrics Inc	Manufactures and markets broadband wireless communications infrastructure equipment, subsystems, and components	L-3 Communications Corp	$53.0	7.88	x	(8.8	)x	(7.6	)x	62.5%

6/13/00	7/20/00	Innovent Systems Inc	Develops radio frequency integrated circuits for short-range wireless data communications	Broadcom Corp	$637.6			(237.0	)x	(234.4	)x

6/6/00	9/27/00	SPEEDCOM Wireless International Corp	Manufactures broadband wireless products	LTI Holdings Inc	$129.5	25.65	x	(208.9	)x	(190.5	)x

5/17/00	8/9/00	Spectral Solutions Inc	Develops and manufactures cryogenic super-conducting radio frequency front-end systems for the wireless industry	Illinois Superconductor Corp	$14.3	358.25	x	(5.4	)x	(5.0	)x

5/11/00	5/11/00	Mainbrace Corp	Develops software products for pocket PC, Web telephone, wireless MSN Web, and Microsoft TV	BSQUARE Corp	$19.1	6.11	x	(12.8	)x	(12.3	)x

Low	$2.2	0.60 x	6.0 x	7.0 x	-59.4%
High	$739.9	10.44 x	30.6 x	50.5 x	150.8%
Median	$36.7	4.09 x	26.0 x	26.0 x	45.5%
Mean	$119.5	4.11 x	20.8 x	27.8 x	51.3%

Footnotes:

(1) Transactions with announcement dates between 5/1/00 and 2/28/03 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings. Excluded from range

Valuation Conclusions
Confidential

Valuation Conclusions

VALUATION SUMMARY

(figures in millions, except per share values)

		Low		High
Enterprise Value

Troy Systems		$16.600	—	$19.200
Troy Wireless		4.800	—	7.200
Enterprise Value		21.400	—	26.400
Less: Debt		0.193	—	0.193
Equity Value		21.207		26.207

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance (1)	5.779
Less: Required Capital Outlays (2)	(4.000)
Add: Corporate Life Insurance (3)	0.500
Add: Present Value of NOL	0.900
Total Nonoperating Assets/Liabilities		3.179	—	3.179

Adjusted Equity Value	$24.386	—	$29.386

Implied Per Share Value (4)	$2.22	—	$2.68

Dirk Offer	$2.70

(1)       Source: Draft financial statements as of November 30, 2002.

(2)       Includes $1.0 million for working capital requirements for TROY Wireless, $1.9 million for compounder equipment, $400,000 for ERP system and $700,000 for non-recurring payments including transaction costs and legal expenses.  Management expects transaction costs to be higher.

(3)       Present Value of expected proceeds from corporate life insurance

(4)       Common shares outstanding (in millions): 10.969657

Synopses of Comparable Public Companies
Confidential

Synopses of Comparable Public Companies TROY Systems TROY Wireless
Confidential

COLOR IMAGING INC.

Color Imaging, Inc., formerly known as Advatex Associates, Inc., develops, manufactures and markets products used in electronic  printing, analog and digital copiers and high-speed digital printing. These high-speed digital printing systems print in real time directly on offset presses. Offset presses are presses that utilize plates and ink to print on paper and other materials. The Company conducts its business through two separate operating units, Color Imaging, Inc., which develops, purchases from others and markets electronic printing products, including black text, color, magnetic ink character recognition and specialty toners, and provides other parts and accessories for laser printers and analog and digital copiers, and Logical Imaging Solutions, Inc., which designs, manufactures and integrates components made by third parties into a complete printing system, and offers technical support and supplies in connection therewith

DELPHAX TECHNOLOGIES INC.

Delphax Technologies Inc. (DLPX), formerly Check Technology Corp., designs, manufactures, sells and services document printing  systems that personalize, encode, print and collate documents into packages that are tailored to the customer’s requirements. At September 30, 2001, the company had an installed base of approximately 540 systems located in more than 50 countries.

The company sells a family of electronic production systems for use in both cut-sheet and continuous forms production environments. These systems can be used for four basic applications: folio production, insurance claims, fulfillments and disbursements. Folio production includes the printing of checkbooks and financial payment coupon books. Insurance claim applications consist of explanation of benefit forms and insurance claim checks. Fulfillment applications include coupons and rebate checks, while disbursement applications include accounts payable checks and payroll checks. These electronic production systems enable companies, banks and government customers to easily and quickly transform blank paper stock into fully collated checks and forms.

The market in the United States for checks and other financial documents is the largest in the world, the company believes, and the annual consumption of checks has shown a slowing growth rate over the last several years. DLPX also believes alternatives to the check document, such as debit and credit cards, will eventually reduce the number of checks used, although the size and rate of reduction are difficult to predict. Its systems have also been sold in the United States primarily to check printers, payment coupon producers, service bureaus and large corporations.

The market for DLPX’s products outside the United States has been primarily in personalized check production. The average personalized check order size in most international markets is between 25 and 100 checks. These small-order sizes are produced cost effectively on the company’s products because of their automatic collation capabilities. Stringent Magnetic Ink Character Recognition (MICR) quality standards, enforced by the major clearing banks in most international markets, are also met by DLPX’s high quality MICR printing capabilities. As a result of these market factors, the company has had success in penetrating the largest personal check production markets outside of the United States. Those countries include Australia, Brazil, France, Mexico, Spain and the United Kingdom.

IFS INTERNATIONAL HOLDINGS, INC.

IFS International Holdings, Inc. (IFSH) develops, markets and supports software products for electronic funds transfer, retail, e-commerce and retail banking markets.

IFSH’s customers are banks and other financial institutions, and payment processing centers. Its products facilitate electronic funds transfer, Internet Banking, and customer relationship management solutions, and enable these systems to adapt to or migrate to smart card and wireless payment services. IFSH serves its customers primarily through two subsidiaries, IFS International Inc. and Network Controls International, Inc., referred to as NCI.

IFS products are designed primarily to be utilized with newer financial systems software which are replacing the old legacy systems. NCI’s products are designed to provide the old legacy systems with the ability to perform new functions or utilize additional hardware and systems.

All of IFS’ products are designed as open architecture or the ability to operate its software on a variety of computers including IBM, Sun, Compaq and ICL. As a result, the products are flexible and have the ability to to be modified inexpensively to interface with different networks (i.e., Visa, MasterCard, American Express, Europay and other networks around the world); to interface seamlessly with a variety of ATMs and Point of Sale devices; to interface with a variety of core banking systems and the computers they run on; to respond quickly to advances in telecommunications and Internet technology by interfacing with various telecommunications protocols and; to be modified to meet new and changing business demands of its customers.

The open and flexible technology architecture of IFS’ products is designed for high volume, reliable, and secure payment processing, supporting multiple currencies and computer languages over current electronic funds transfer systems, the Internet and other delivery platforms. Through its NCI Subsidiary, IFSH has been providing several branch banking legacy migration software products to financial organizations grappling with the need to sustain existing older systems while moving to the new technologies. These software products enable old software to perform new functions and utilize new hardware. The NCI subsidiary has also developed and commenced marketing a new software package called Business Centre for retail branch banking, this software works with new software and hardware in the banking industry.

The company’s consolidated revenues of $6,798,553 for fiscal year 2001 (April) represented a decrease of 47.7 percent over fiscal year 2000.

PRINTRONIX, INC.

Printronix, Inc. (PTNX) develops, designs, manufactures and markets medium and high speed printing solutions and the related  supplies and services. Products are designed for use in mission critical applications where unsurpassed reliability and performance are crucial. Products are used in industrial settings such as manufacturing plants and distribution centers, in addition to the front office and the information technology department. The company has a global presence with manufacturing and configuration sites located in the United States, Singapore and Holland. In addition, PTNX has 17 sales and support locations around the world.

The printers function on a wide range of computer systems and enterprise software and are compatible with various label generation and label management software. All of the printers have extensive industrial graphics capabilities allowing them to support most popular industrial graphics languages while producing every type of printed computer output, including labels, bar codes, multi-part forms and reports.

The company’s core technologies include line matrix and thermal print engines, subsystem controllers and software, bar code verification and network printer management. Line matrix, thermal and laser printers developed from these technologies are unified by a common control architecture called Printronix System Architecture (PSA), the latest version of which is PSA2 ). This architecture permits all three printing technologies to be application compatible by supporting common industrial graphics languages, host communication protocols, and global network management.

PTNX also offers advanced network printer management solutions with its new PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system that allows remote management control of our printers from a networked desktop. PrintNet Enterprise includes an interface card to provide connection to an Ethernet network and a Java-based software application providing advanced configuration management tools, event notification and remote status and diagnostic capabilities.

Sales to PTNX’s largest customer, IBM, represented 27.4 percent of net sales for the fiscal year, compared with 26.1 percent a year ago. Sales to the second largest customer represented 8.6 percent of net sales for the fiscal year, compared with 8.5 percent a year ago. Sales to the top 10 customers represented 53.9 percent and 54.7 percent of net sales for the current and prior fiscal year, respectively.

XEROX CORP.

Xerox Corp. (XRX) is a leader in the global document market, selling equipment and providing document solutions that include  hardware, services and software that enhance productivity and knowledge sharing. XRX distributes its products in the Western Hemisphere through divisions and wholly-owned subsidiaries. In Europe, Africa, the Middle East, India and parts of Asia, the company distributes through Xerox Limited and related companies.

XRX’s activities encompass developing, manufacturing, marketing, servicing and financing a complete range of document processing products, solutions and services designed to make organizations around the world more productive. The company believes that the document is a tool for productivity, and that documents- both electronic and paper- are at the heart of most business processes.

Fuji Xerox Co., Limited, a jointly owned venture of Xerox Limited and Fuji Photo Film Company Limited, develops, manufactures and distributes document processing products in Japan and other areas of the Pacific Rim, Australia and New Zealand. Japan represents about 80 percent of Fuji Xerox revenues, and Australia, New Zealand and other areas of the Pacific Rim represent 13 percent. The remaining seven percent of Fuji Xerox revenues are sales to Xerox. Fuji Xerox conducts business in other Asian Pacific Rim countries through joint ventures and distributors.

In October 2000, the company implemented a global turnaround program, which focuses XRX on its core business and prioritizes improved liquidity, the sale of certain assets and a reduction of annual costs by at least $1 billion. By year-end 2001, XRX had completed asset sales of $2.3 billion, comprised of the March 2001 sale of half of its ownership interest in Fuji Xerox to Fuji Photo Film for $1,283 million cash, which decreased its interest in that concern to 25 percent; the April 2001 sale of its leasing business in the four Nordic countries for its approximate book value of $370 million; and the sale late in 2001 of certain manufacturing facilities to Flextronics for $118 million cash. In the first quarter of 2002, XRX received additional cash proceeds of $29 million (net) related to sales of additional facilities under that agreement. Also, in June 2001, XRX announced its exit from its worldwide SOHO business and sold its remaining equipment inventory by the end of 2001. XRX expects to complete the initiatives associated with the programs in 2002.

ZEBRA TECHNOLOGIES CORP.

Zebra Technologies Corp. (ZBRA) is a manufacturer of direct thermal and thermal transfer bar code label printers, receipt  printers, instant-issuance plastic card printers, related accessories and support software. The company’s products have broad applications where bar coding is used to identify or track objects or information.

ZBRA products consist of a broad line of computerized printers for the production of bar code labels, receipts and tags, and plastic cards, specialty bar code labeling materials, ink ribbons for bar code and card printers, and bar code label design software. ZBRA’s products provide identification labeling solutions for customers within the manufacturing, service and government sectors. The company’s products are instrumental in many processes, including inventory control, small package delivery, baggage handling, automated warehousing, Just-In-Time manufacturing, employee records and hospital information systems, among others.

The company’s equipment is designed to operate at the user’s location or on a mobile basis to produce and dispense bar coded labels in a variety of environments. ZBRA markets its products under the Zebra and Eltron brand names. Zebra bar code products are designed and principally targeted for mission-critical applications, where high volume or demanding compliance labeling standards are required. Eltron bar code labeling products are targeted at end-users looking for an economical, easy-to-use printing solution in general office and light manufacturing and distribution environments. The company’s full range of card printer products are also marketed under the Eltron brand name.

ZBRA’s products are sold in over 90 countries. Sales to international customers comprised 40.0 percent of net sales in 2001, 37.4 percent of net sales in 2000, and 40.0 percent of net sales in 1999. ZBRA operates facilities and sales offices, or has representation, in the United Kingdom, France, Germany, Japan, Hong Kong, Singapore, Italy, Denmark, South Korea, Spain, Dubai, Australia, South Africa, Brazil, The Netherlands, and Poland.

Synopses of Comparable Public Companies TROY Systems TROY Wireless
Confidential

EXTENDED SYSTEMS INC.

Extended Systems Inc. (XTND) provides mobile information management products designed to increase the efficiency of mobile computing and communications. The company’s products enable users to access, collect and synchronize information on demand from various locations and from a variety of devices. These devices include mobile phones, pagers and personal digital assistants, which operate using the Palm OS, Windows CE and Symbian EPOC operating systems.

XTND’s mobile information management products feature mobile data synchronization and management software and applications; wireless connectivity technology based on Bluetooth and Infrared Data Association standards; and client/server database management systems with remote access capabilities.

The company designs its products and technologies to provide cost-effective and reliable mobile computing to enterprises, users, manufacturers of mobile devices, application developers and telecommunications service providers. The company’s products permit enterprises and users to synchronize information between mobile devices and personal computers or enterprise networks; users to access networks or peripherals within enterprise facilities to extend applications to users beyond the network environment and over the Internet without physical connections; users and enterprises to increase their efficiency and flexibility by using their mobile devices for a variety of new tasks, thereby increasing their use of these devices; and device manufacturers and application developers to design products to better meet the needs of enterprises and users, and telecommunications service providers to enhance their revenue opportunities.

The company’s mobile data management products consist of mobile data synchronization and management products and client/server database products. These products provide individual users and large enterprises with the management tools necessary to cost effectively use and deploy mobile devices for personal information management and mobile workforce deployment. XTND’s universal mobile connectivity products permit users to wirelessly connect and exchange data using either Bluetooth short-range radio frequency or IrDA infrared technology.

XTND has relationships with or sells its products to many enterprises, including 3Com, British Airways, Casio, DaimlerChrysler, Ericsson, Fujitsu, IBM, Microsoft, Motorola, One2One, Orange, Palm, Sharp, Siemens and Toshiba, among others.

On May 31, 2001, XTND sold its printing solutions business to TROY Group, Inc. for $1.6 million in cash, net of expenses.

MICROTUNE INC.

Microtune Inc. (TUNE) designs, manufactures and markets RF and wireless solutions for the worldwide broadband communications,  automotive and consumer electronics markets.

TUNE offers a portfolio of advanced tuner, amplifier, transceiver and wireless solutions that enable the delivery of video, voice and data across new classes of end products, from cable modems and set-top boxes, to in-car television sets and cell phones and notebooks. Inventors of the MicroTuner single-chip broadband tuner, TUNE, at December 31, 2001, held 12 U.S. patents for its RF technology, with an additional seven pending approval, along with extensive intellectual property in wireless silicon technology.

At December 3, 2001, the company completed the acquisition of San Diego-based Transilica Inc., which develops system-on-chip products for short-range wireless applications.

Leading equipment suppliers that currently ship products that incorporate TUNE’s radio frequency products include: (DOCSIS Cable modem) Ambit, Askey, Cisco Systems, Com21, Dassault, Ericsson, Motorola/General Instrument, Samsung, 3Com, Zoom Telephonics; (PC/TV) ATI, Creative Labs, Hauppauge, Nvidia, Pinnacle; Set-top Box: EchoStar, Hughes, DIC Technologies; (Cable telephony) Cisco Systems; and (Automotive) DaimlerChrysler, Becker (supplier to Mercedes Benz), Fuba (supplier to Audi and Volkswagen), Panasonic (supplier to Audi and Volkswagen).

Net revenues decreased $7.7 million, or 11 percent, to $63.1 million in 2001, from $70.8 million in 2000. This decrease is primarily due to lower demand for TUNE’s cable modem products partially offset by increased demand for the company’s automotive products.

PHAZAR CORP.

PHAZAR CORP. (ANTP), formerly Antenna Products, Inc., operates as a holding company with Antenna Products Corp.,  Phazar Aerocorp Inc., Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries. Antenna Products Corp., Phazar Aerocorp Inc. and Phazar Antenna Corp. are operating  subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP’s operating units.

Antenna Products Corp. designs, manufactures and markets standard and custom antennas, guyed and self-supported towers, monopoles, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corp.’s U.S. Government supplied products include ground-to-air collinear antennas, instrument landing antennas and towers, fixed system multiport antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns.

Antenna Products Corp. is primarily a build-to-order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. As of May 2001, about 27 percent of total inventory, $613,146 is maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules.

Formed in January 2000, Phazar Aerocorp Inc. bought the assets and business of The Upholstery Shop, Inc.! and did business under that name until October 2001. The Upholstery Shop, Inc.! provides complete refurbishment for a full range of corporate and executive aircraft interiors. Phazar Antenna Corp. operates as a marketing, research and product development unit and Thirco, Inc. was formed in November 1993 to purchase and lease equipment and facilities to the other operating units of PHAZAR CORP. The primary lease arrangements are with Antenna Products Corp.

SOCKET COMMUNICATIONS, INC.

Socket Communications, Inc. (SCKT) is a provider of connection solutions for handheld computers, offering a wide range of  connection products. SCKT’s products have been designed specifically for handheld computers and other battery-powered devices with standard expansion slots and work with notebooks; and are all low power, standards-based (either CompactFlash or PC Card form factor for the company’s plug-in cards).

SCKT classifies its products into four product families:  The company’s network connection products are plug-in CompactFlash or PC Card input/output cards that connect handheld computers or notebooks, either wirelessly or over a cable, to wide area networks through a mobile phone or telephone, to local area networks, and to other electronic devices to reach the Internet, send and receive e-mail, or communicate with electronic appliances such as desktop computers or printers. The plug-in network connection wireless products consist of Bluetooth and Wireless LAN cards. The plug-in network connection wired cards consist of mobile phone connection cards, Ethernet cards and modems. The Bluetooth, phone and Ethernet cards also work with notebooks.

The company’s bar code scanning products plug into handheld computers or notebooks through the CompactFlash or PC Card slot and turn handheld computers or notebooks into portable bar code scanners including traditional linear bar code scanners and PDF417 scanners.

The company’s peripheral connection products add one to four serial ports to a notebook or handheld computer, plugging in through the PC Card or CompactFlash card slot to allow the attachment of peripheral devices.

The company’s embedded products and services provide internal connections for electronic devices and include Bluetooth modules, proprietary interface chips for use in third party electronic products, engineering design-win services to assist customers in integrating the company’s embedded products, and related developer kits.

SCKT is also developing connection products in a smaller Secure Digital form factor which it anticipates introducing in the second half of 2002 for use with electronic devices having Secure Digital input/output slots.

The company has developed a worldwide distribution network and its products are endorsed and recommended by many of the leading manufacturers and distributors of mobile devices. SCKT’s goal is to further strengthen its leadership position in its rapidly expanding markets and to develop new and creative connection solutions as the mobile communications market evolves.